UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2021
TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37763	20-0709285
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5201 Interchange Way Louisville, KY	40229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 778-4421

(Former name or former address if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2021, the Board of Directors (the “Board”) of Turning Point Brands, Inc. (the “Company”), determined, upon the recommendation of its Nominating and ESG Committee to increase the size of the Board from eight to nine directors, and has appointed Yavor Efremov to fill the vacant board position, effective July 9, 2021. Mr. Efremov will also serve as a member of the Audit Committee of the Board.

Mr. Efremov will be compensated in accordance with the Company’s compensation program for non-employee directors.  Mr. Efremov does not have any transactions reportable under Item 404(a) of Regulation S-K.

Yavor Efremov, age 48, currently serves on the board of MDH Acquisition Corp. From April 2019 to November 2019, Mr. Efremov was the CEO of Motorsport Network, a global company with 630 employees, and was responsible for restructuring the company, hiring a management team, developing a vision for the company and executing on that vision. Prior to Motorsport Network, he spent 5 years at Liberty Media as SVP, Corporate Development. Prior to that, Mr. Efremov spent 8 years in the Technology, Media and Telecom group of Goldman, Sachs & Co. in New York and, prior to that, he was an M&A lawyer with Cleary, Gottlieb, Steen & Hamilton for 5 years, also in New York. Mr. Efremov holds a J.D. from the Yale Law School, a Ph.D. in Economics from Yale, B.S. (Mathematics) and B.A. (Economics) from Furman University.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Date: July 13, 2021	By:	/s/ Brittani Cushman
	Name:	Brittani Cushman
	Title:	Senior Vice President, General Counsel and Secretary